Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Reports
Second Quarter Fiscal 2011 Financial Results
•	Net Sales Rise 1.5% Sequentially to $96.3 Million, Despite Challenging Market Conditions

•	New Firearm & Perimeter Security Offerings Strengthen Product Portfolio

•	Consolidation of Firearm Manufacturing & Operational Enhancements Announced Today

•	Credit Line Expansion to $120 Million in December Provides Increased Balance Sheet Flexibility
SPRINGFIELD, Mass., December 8, 2010 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in the business of safety, security, protection, and sport, today announced financial results for the second fiscal quarter ended October 31, 2010.
Michael F. Golden, Smith & Wesson Holding Corporation President and Chief Executive Officer, said, “As overall purchasing of firearms moderated during the quarter compared with the record levels a year ago, total sales came in slightly below our previously issued guidance. The environment has become increasingly challenging, leading us to the decision to lower our revenue outlook and to partially impair certain intangible assets related to our USR acquisition. Despite these developments, our second quarter contained several highlights. Higher volume shipments of personal protection handguns, namely our new BODYGUARD® handguns with integrated laser sights partially offset the slight shortfall in firearm sales. Our continued focus on execution led to sequential reductions in inventories and improved cash flow. We are taking steps intended to consolidate and streamline our firearm manufacturing processes to yield improved production and operational efficiencies. Overall, new firearm products remain central to our focus, and we look forward to unveiling some exciting new models and product line extensions next month at the SHOT Show. We also remain confident in our business strategy to expand beyond firearms, and we are committed to tapping into the long-term potential of the large and expanding perimeter security market. After the close of the quarter, we successfully expanded our revolving line of credit from $60.0 million to $120.0 million. This expanded debt facility provides us with enhanced balance sheet flexibility to fund our strategic vision, optimize our capital structure and finance our operations.”
Financial Highlights
Total company net sales of $96.3 million for the second quarter decreased $13.4 million, or 12.2%, from net sales of $109.7 million for the comparable quarter last year, a period that reflected significant strength in the firearm industry.

During the second quarter, the company determined that the goodwill and certain long-lived intangible assets related to its acquisition of USR were partially impaired because of changing market conditions, including extended government and corporate purchasing cycles. Based on this determination, the company recorded a non-cash impairment charge of $39.5 million, representing intangibles and approximately 50% of the net book value of goodwill associated with the acquisition of USR.
The company incurred a net loss for the second quarter of fiscal 2011 of $37.3 million, or $0.62 per diluted share. The company had net income for the second quarter of the prior fiscal year of $14.4 million, or $0.22 per diluted share. Non-GAAP net income for the second quarter of fiscal 2011, which excludes the partial impairment of USR assets, DOJ and SEC investigation costs, and the effect of USR earnout adjustments, was $3.1 million, or $0.05 per diluted share, compared with non-GAAP net income of $7.2 million, or $0.12 per diluted share, for the second quarter of fiscal 2010.
Second quarter fiscal 2011 adjusted EBITDAS totaled $9.3 million compared with adjusted EBITDAS of $17.4 million for the comparable quarter last year.
A GAAP to Non-GAAP reconciliation of net income, diluted earnings per share and Adjusted EBITDAS has been provided with this press release.
Firearm Division
Firearm Division net sales for the second quarter of fiscal 2011 were $83.6 million, a decrease of $9.8 million, or 10.5%, from net sales of $93.4 million for the second quarter last year, a period that reflected significant strength in industry-wide firearm sales and corresponding strong sales for the company.
Indications are that the consumer firearm market has moderated further following the significant increase that started in the company’s third quarter of fiscal 2009. In the second fiscal quarter of this year, sales in all handgun and tactical rifle product lines, except premium products, were flat or lower than in the prior year quarter due to a more competitive environment and a trend towards more value-oriented products. Hunting products were the exception and increased 26.3% over the prior year comparable quarter on improved sales of black powder products and the company’s new bolt-action rifles.
In late July, the company began shipping its innovative new BODYGUARD revolvers and pistols, designed for the concealed carry-market. Market reception for these new products has been positive, and the company expanded its capacity to produce the BODYGUARD pistols.
In the third quarter, the company made the strategic decision to relocate its Thompson/Center Arms operations from Rochester, New Hampshire to the company’s Springfield, Massachusetts facility. This relocation is designed to provide the company with increased operational efficiencies through the optimization of the company’s manufacturing footprint and increased synergies generated in fixed, marketing, and administrative costs. The bulk of the $9.0 million of estimated cash outlays associated with the relocation will occur in the second half of fiscal 2011, and those outlays are expected to be recovered in approximately 24 months. The relocation is scheduled to commence in January 2011 and conclude by November 2011.
Gross profit for the Firearm Division for the second quarter of $25.4 million was lower than gross profit of $31.7 million for the second quarter last year, primarily because of a decrease in sales and additional promotional spending. As a result, gross profit as a percentage of revenue was 30.4%, a decrease from gross margin of 34.0% for the second quarter last year.
Firearm order backlog was $32.4 million at the end of the second quarter of fiscal 2011, which was $63.4 million lower than backlog associated with the heightened level of industry sales at the end of the prior year comparable quarter. A $42.4 million reduction versus the first quarter of fiscal 2011 reflects diminished end-market demand as well as distributors’ shift towards tighter inventory levels versus prior periods.
Perimeter Security Division
Perimeter Security Division net sales for the second quarter of fiscal 2011 were $12.8 million compared with net sales of $16.3 million for the comparable quarter a year ago. The decline in sales resulted from lower beginning backlog than a year ago and delays or changes in funding for several customers.
The division further developed its infrastructure during the quarter, including the staffing of its new sales team. Recently, two of the company’s proprietary products, the GRAB-400 barrier and the Expeditionary Mobile Barrier (EMB™), successfully passed crash testing. The company’s perimeter security products received very positive market feedback during the industry’s largest trade show of the year.
Gross profit for the Perimeter Security Division for the second quarter of $2.9 million was lower than gross profit of $4.6 million for the second quarter last year due to the reduction in sales combined with reduced margins on several large jobs that were bid prior to the establishment of improved estimating procedures late in calendar year 2009. Gross profit as a percentage of revenue was 22.7% compared with gross margin of 28.1% for the second quarter last year. The decrease was attributable to lower volume.
Perimeter Security order backlog was $26.0 million at the end of the second quarter of fiscal 2011, which was approximately $18.4 million lower than backlog at the end of the prior year comparable quarter, but $1.6 million higher than the prior sequential quarter. The year-over-year decline in backlog reflects extended sales cycles, partly reflecting delayed or reduced customer funding in the division’s historical government and corporate sales channels.
Operational Overview
Total company gross profit as a percentage of net revenue was 29.4% for the second quarter compared with 33.1% for the second quarter last year. The decrease was attributable to lower production volume and increased promotions in the Firearm Division, and lower gross margins in the Perimeter Security Division related to outstanding projects that were bid prior to the improved estimating procedures.

Total company operating expenses, including the $39.5 million expense related to the non-cash USR asset impairment and the $3.3 million of expenses related to DOJ and SEC matters, totaled $65.1 million, or 67.6% of sales, for the second quarter of fiscal 2011 versus operating expenses of $23.4 million, or 21.4% of sales, for the comparable quarter last year. In addition, Perimeter Security Division operating expenses increased approximately $2.1 million for the second quarter, versus the comparable quarter last year, driven by increases in sales and management support functions designed to improve the capabilities of the business. Increased expenses in the Firearm Division related to legal and consulting expenses as well as costs associated with improving our international business processes.
At the end of the second quarter, the company had $43.6 million in cash and cash equivalents on hand, an increase of $16.9 million from the first quarter of fiscal 2011, and had no borrowings under its revolving line of credit. As mentioned, after the close of the quarter, the company successfully expanded its revolving line of credit from $60.0 million to $120.0 million.
Accounts receivable decreased to $67.2 million at the end of the second quarter compared with $73.5 million at the end of the prior fiscal year, largely a result of seasonality in the hunting business.
Inventory was $58.2 million at the end of the second quarter compared with $62.6 million in July and $50.7 million in April. The $4.5 million sequential decline in inventory reflects seasonal hunting sales along with company’s successful efforts to reduce inventories through adjustments to production and product promotion activities during the quarter.
Business Outlook
The company currently anticipates total sales for full fiscal 2011 of between $405.0 million and $425.0 million. Full year Firearm Division sales are anticipated to be between $345.0 million and $355.0 million, with the company’s Perimeter Security Division contributing $60.0 million to $70.0 million. The company now expects total gross profit margin for full fiscal 2011 to be between 30% and 31%, excluding costs incurred related to the Rochester, New Hampshire facility consolidation. The company now expects fiscal 2011 operating expenses to be approximately 25% of sales, excluding the impairment charge taken in the second quarter, an increase versus prior guidance arising from the reduction in sales combined with increases in legal expenses and certain international business process reviews. Lastly, the company expects to incur $6.0 million of expense during the remainder of the fiscal year related to relocating the Thompson/Center Arms operations to Springfield, Massachusetts.
The company expects total sales for the third quarter of fiscal 2011, the period ending January 31, 2011, to be between $94.0 million and $99.0 million. Firearm Division sales are anticipated to be between $79.0 million and $84.0 million, with the Perimeter Security Division contributing the balance. Total company gross profit margin is anticipated to be between 27% and 28%, excluding costs incurred related to the Rochester, New Hampshire facility consolidation, affected by an increasingly competitive environment in the firearm market and lower seasonal sales in hunting products. Margins in the perimeter security business are expected to improve to prior year levels. Total company operating expense is expected to be between 27% and 28% of sales, reflecting ongoing legal and consulting expenses related to ongoing DOJ and SEC matters. The company expects to incur $3.4 million of expenses during the third fiscal quarter to relocate the Thompson/Center Arms operations.
Golden concluded, “We are continuing to operate under challenging industry conditions with reduced consumer spending and difficult year-to-year comparisons to prior year surge levels. As we enter the second half of our fiscal year, our new and expanded credit facility strengthens the resources available to enhance our business. We are also taking steps that we believe will improve our operating performance. The relocation of our Thompson/Center Arms operations from Rochester, New Hampshire to our Springfield, Massachusetts facility is designed to streamline our firearms manufacturing processes and improve our margins. Sales of our BODYGUARD pistols are strong, and we are optimistic about initial feedback on our new product offerings in both the Firearm and the Perimeter Security Divisions. Our new crash-rated GRAB-400 and EMB barriers are also generating interest among our existing and new customers. The development of new and proprietary products serves as a cornerstone for our overall business, as we continue to foster our heritage of innovation.”
Conference Call & Webcast
The company will host a conference call and webcast today, December 8, 2010, to discuss its second quarter fiscal 2011 financial and operational results. Speakers on the conference call will include Michael Golden, President and CEO; John Dineen, Interim Chief Financial Officer; James Debney, President of the Firearm Division; and Barry Willingham, President of the Perimeter Security Division. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 pm Eastern Time (2:00 pm Pacific Time). Those interested in listening to the call via telephone may call directly at 617-213-8053 and reference conference code 55324782. No RSVP is necessary. The conference call audio webcast can also be accessed live and for replay on the company’s website at www.smith-wesson.com, under the Investor Relations section. The company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
Change in Accounting Estimates at the Perimeter Security Division
As stated in the company’s Form 10-K for fiscal year 2010, the quarterly financial results for the Perimeter Security Division reflect changes to its accounting estimates related to the recognition of revenue at USR. Amounts reported in this press release for fiscal 2010 reflect the revised balances.
Accounting for Contingent Consideration Related to the USR Acquisition
The purchase of USR included a provision whereby the former stockholders of USR could earn up to 4,080,000 shares of Smith & Wesson common stock in the event USR achieved established EBITDAS performance targets by December 2010. Accounting pronouncements require that the value of the entire earn-out amount be recorded as a liability as of the transaction date. This earn-out consideration was recorded as a liability on the July 20, 2009 transaction closing date of approximately $27.8 million based on a stock price on that date of $6.86. Because the company records changes in the fair value of this liability as of each reporting date, this liability was reduced by $530,000 in the second quarter of fiscal 2011, compared with a reduction of $7.2 million in the second quarter of fiscal 2010. The decrease in the fair value of this liability is shown as a $530,000 gain in the second quarter results. On August 19, 2010 we entered into a waiver and amendment to the merger agreement to waive the achievement of the EBITDAS target for the 2010 calendar year as a condition to the issuance of the 4,080,000 earn-out shares, and instead agreed to issue the 4,080,000 shares to the former stockholders of USR on March 18, 2011. Therefore, effective August 19, 2010, this liability was adjusted to the current market price ($3.72 per share, or $15.2 million) and reclassified to equity.
Reconciliation of U.S. GAAP to Non-GAAP Net Income and Adjusted EBITDAS
In this press release, non-GAAP financial measures, known as “Non-GAAP Net Income” and “Adjusted EBITDAS,” are presented. From time-to-time, the company considers and uses net income per share, excluding unusual or non-recurring items as a supplemental measure of operating performance in order to provide the reader with an improved understanding of underlying performance trends. Non-GAAP Net Income excludes the effects of the impairment long-lived assets related to the acquisition of USR, the impact of the USR earn-out market-to-market, the tax effect of impairment of long-lived assets, and the effect of costs related to DOJ and SEC investigations, net of profit sharing and tax. See the attached “Reconciliation of GAAP Net Income/(Loss) to Non-GAAP Net Income” for a detailed explanation of the amounts excluded and included from net income to arrive at Non-GAAP Net Income for the three-month and six months periods ended October 31, 2010. Adjusted EBITDAS excludes the effects of interest expense, income taxes, depreciation of tangible fixed assets, amortization of intangible assets, stock-based employee compensation expense, impairment charge to goodwill and indefinite lived long-lived intangible assets related to the acquisition of USR, legal and profit sharing impacts, and certain other non-cash transactions. See the attached “Reconciliation of GAAP Net Income/(Loss) to Adjusted EBITDAS” for a detailed explanation of the amounts excluded and included from net income to arrive at Adjusted EBITDAS for the three-month and six month periods ended October 31, 2010. Adjusted or non-GAAP financial measures provide investors and the company with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during, and after certain items that would not otherwise be apparent on a GAAP basis. Adjusted financial measures are not, and should not be viewed as, a substitute for GAAP results. The company’s definition of these adjusted financial measures may differ from similarly named measures used by others.
About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection, and sport. The company delivers a broad portfolio of firearms and related training to the military, law enforcement, and sports markets, and designs and constructs facility perimeter security solutions for military and commercial applications. Smith & Wesson companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Universal Safety Response, Inc., a full-service perimeter security integrator, barrier manufacturer, and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. Smith & Wesson facilities are located in Massachusetts, Maine, New Hampshire, and Tennessee. For more information on

Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com; www.usrgrab.com; or www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the steps to consolidate and streamline manufacturing processes and improve production and operating efficiencies; the company’s new firearm products and product line extensions and its introduction of such products at the SHOT show; the success of the company’s business strategy; the long-term potential and the size and expansion of the perimeter security market; the benefits and uses of the company’s expanded debt facility; the company’s beliefs regarding increasingly challenging market conditions and demand in the consumer firearm market; the company’s expectations regarding growth in perimeter security for fiscal 2011; the impact of positive market reception for BODYGUARD products; the expansion of the company’s production capacity for BODYGUARD pistols; the relocation of the Thompson/Center Arms operations and the company’s expectations regarding increased operational efficiencies through the optimization of the company’s manufacturing footprint and increased synergies generated in fixed, marketing, and administration, cash outlays, as well as the recovery of such outlays; the company’s expectations regarding the timing of the relocation of the Thompson/Center Arms operations; the impact of positive market feedback for the company’s perimeter security products; the company’s anticipated company-wide net sales and for firearm and perimeter security products as well as gross margin and operating expenses for the third quarter of fiscal 2011 and the full fiscal 2011 for the company as a whole and its Firearm and Perimeter Security Divisions, including expenses related to the relocation of the Thompson/Center Arms operations; the company’s expectations of an increasing competitive environment in the firearm market and expected lower seasonal hunting product sales; the company’s expected improvement in Perimeter Security Division margins in the third quarter of fiscal 2011; the company’s assessment of demand for BODYGUARD pistols and initial feedback on other new product offerings as well as interest among new and existing customers for its GRAB 400 and EMB barriers; expenses related to the ongoing DOJ and SEC matters; the existence of challenging industry conditions; the success of steps to enhance the company’s business and operating performance; the company’s optimism about new product offerings in both the Firearm and Perimeter Security Divisions; and the company’s ability to foster its heritage of innovation. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the company’s products; the costs and ultimate conclusion of certain legal matters; the company’s ability to refinance its long-term debt; the state of the U.S. economy; general economic conditions and consumer spending patterns; speculation surrounding increased gun control, and heightened fear of terrorism and crime; the effect that fair value accounting relating to the USR acquisition may have on the company’s GAAP earnings as a result of increases or decreases in the company’s stock price; the ability of the company to integrate USR in a successful manner; the company’s growth opportunities; the company’s anticipated growth; the ability of the company to increase demand for its products in various markets, including consumer and law enforcement channels, domestically and internationally; the position of the company’s hunting products in the consumer discretionary marketplace and distribution channel; the company’s penetration rates in new and existing markets; the company’s strategies; the ability of the company to introduce any new products; the success of any new product; the success of the company’s diversification strategy, including the expansion of the company’s markets; the diversification of the company’s future revenue base resulting from the acquisition of USR; and other risks detailed from time to time in the company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2010.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
As of:

	October 31, 2010	April 30, 2010
	(In thousands, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents	$43,599	$39,855
Accounts receivable, net of allowance for doubtful accounts of $976 on October 31, 2010 and $811 on April 30, 2010	67,161	73,459
Inventories	58,166	50,725
Other current assets	7,618	4,095
Deferred income taxes	10,851	11,539
Income tax receivable	4,602	5,170

Total current assets	191,997	184,843

Property, plant and equipment, net	57,456	58,718
Intangibles, net	14,809	16,219
Goodwill	45,270	83,865
Other assets	5,166	5,696

	$314,698	$349,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,862	$29,258
Accrued expenses	21,340	42,084
Accrued payroll	5,006	9,340
Accrued taxes other than income	5,761	2,529
Accrued profit sharing	9,554	7,199
Accrued product/municipal liability	2,593	2,777
Accrued warranty	3,103	3,765
Current portion of notes payable	685	—

Total current liabilities	74,904	96,952

Deferred income taxes	4,442	3,255

Notes payable, net of current portion	80,000	80,000

Other non-current liabilities	9,318	8,557

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 61,442,821 shares issued and 60,242,821 shares outstanding on October 31, 2010 and 61,122,031 shares issued and 59,922,031 shares outstanding on April 30, 2010	61	61
Additional paid-in capital	185,062	168,532
Accumulated deficit	(32,766)	(1,693)
Accumulated other comprehensive income	73	73
Treasury stock, at cost (1,200,000 common shares)	(6,396)	(6,396)

Total stockholders’ equity	146,034	160,577

	$314,698	$349,341

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	For the Three Months Ended:		For the Six Months Ended:
	(In thousands, except per share data)
	October 31,	October 31,	October 31,	October 31,
	2010	2009	2010	2009
Net product and services sales:
Firearm division	$83,565	$93,383	$161,328	$192,956
Perimeter security division	12,756	16,335	29,877	18,450

Total net product and services sales	96,321	109,718	191,205	211,406
Cost of products and services sold:
Firearm division	58,138	61,648	107,271	126,071
Perimeter security division	9,861	11,746	23,314	13,755

Total cost of products and services sold	67,999	73,394	130,585	139,826

Gross profit	28,322	36,324	60,620	71,580

Operating expenses:
Research and development	1,229	1,041	2,297	1,921
Selling and marketing (1)	9,781	8,461	18,603	15,506
General and administrative (1) (2)	14,596	13,939	30,398	24,938
Impairment of long-lived assets	39,495	—	39,495	—

Total operating expenses	65,101	23,441	90,793	42,365

Income/(loss) from operations	(36,779)	12,883	(30,173)	29,215

Other income/(expense):
Other income, net	1,233	7,282	4,246	10,487
Interest income	—	82	146	241
Interest expense	(1,035)	(1,191)	(2,206)	(2,522)

Total other income, net	198	6,173	2,186	8,206

Income/(loss) before income taxes	(36,581)	19,056	(27,987)	37,421
Income tax expense (3)	704	4,676	3,086	10,692

Net income/(loss)/comprehensive income/(loss)	$(37,285)	$14,380	$(31,073)	$26,729

Weighted average number of common shares outstanding, basic	60,070	59,526	60,005	56,651

Net income/(loss) per share, basic	$(0.62)	$0.24	$(0.52)	$0.47

Weighted average number of common and common equivalent shares outstanding, diluted	60,070	66,806	60,005	63,964

Net income/(loss) per share, diluted	$(0.62)	$0.22	$(0.52)	$0.43

(1)	Includes costs related to DOJ & SEC investigations:

Selling and marketing	$223	$—	$282	$—
General and administrative	3,101	—	4,789	—

	$3,324	$—	$5,071	$—

(2) Includes profit sharing benefit for investigation costs	$(499)	$—	$(761)	$—

(3) Includes tax benefit for investigation costs	$(1,075)	$—	$(1,641)	$—

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME/(LOSS)
(Unaudited)

	For the Three Months Ended:		For the Six Months Ended:
	(In thousands, except per share data)
	October 31,	October 31,	October 31,	October 31,
	2010	2009	2010	2009
GAAP net income/(loss)	$(37,285)	$14,380	$(31,073)	$26,729

Adjustments to non-GAAP net income:
Removal of impairment of long-lived assets	39,495	—	39,495	—
Removal of earn out market-to-market	(530)	(7,163)	(3,060)	(10,364)
Tax effect of impairment of long-lived assets	(343)	—	(343)	—
Effect of costs related to DOJ & SEC investigations, net of profit sharing and tax	1,750	—	2,669	—

Total adjustments to non-GAAP net income	40,372	(7,163)	38,761	(10,364)

Non-GAAP net income	$3,087	$7,217	$7,688	$16,365

Non-GAAP weighted average number of common shares outstanding, basic	60,070	59,526	60,005	56,651

Non-GAAP net income per share, basic	$0.05	$0.12	$0.13	$0.29

Non-GAAP weighted average number of common and common equivalent shares outstanding, diluted	63,857	66,806	62,245	63,964

Non-GAAP net income per share, diluted	$0.05	$0.12	$0.12	$0.27

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME/(LOSS) TO ADJUSTED EBITDAS (Unaudited)

	For the Three Months Ended October 31, 2010:				For the Three Months Ended October 31, 2009:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$96,321			$96,321	$109,718			$109,718
Cost of products and services sold	67,999	$(2,490	) (1)	65,509	73,394	$(2,083	) (1)	71,311

Gross profit	28,322	2,490		30,812	36,324	2,083		38,407

Operating expenses:
Research and development	1,229	(31	) (1)	1,198	1,041	(20	) (1)	1,021
Selling and marketing	9,781	(63	) (1)	9,718	8,461	(43	) (1)	8,418
General and administrative	14,596	(3,964	) (2)	10,632	13,939	(2,222	) (3)	11,717
Impairment of long-lived assets	39,495	(39,495	) (7)	—	—	—		—

Total operating expenses	65,101	(43,553)		21,548	23,441	(2,285)		21,156

Income/(loss) from operations	(36,779)	46,043		9,264	12,883	4,368		17,251

Other income/(expense):
Other income/(expense), net	1,233	(1,148	) (4)	85	7,282	(7,204	) (4)	78
Interest income	—	—		—	82	—		82
Interest expense	(1,035)	1,035	(5)	—	(1,191)	1,191	(5)	—

Total other income/(expense), net	198	(113)		85	6,173	(6,013)		160

Income/(loss) before income taxes	(36,581)	45,930		9,349	19,056	(1,645)		17,411
Income tax expense	704	(704	) (6)	—	4,676	(4,676	) (6)	—

Net income/(loss)/comprehensive income/(loss)	$(37,285)	$46,634		$9,349	$14,380	$3,031		$17,411

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME/(LOSS) TO ADJUSTED EBITDAS (Unaudited)

	For the Six Months Ended October 31, 2010:				For the Six Months Ended October 31, 2009:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$191,205			$191,205	$211,406			$211,406
Cost of products and services sold	130,585	$(4,822	) (1)	125,763	139,826	$(4,034	) (1)	135,792

Gross profit	60,620	4,822		65,442	71,580	4,034		75,614

Operating expenses:
Research and development	2,297	(54	) (1)	2,243	1,921	(40	) (1)	1,881
Selling and marketing	18,603	(107	) (1)	18,496	15,506	(86	) (1)	15,420
General and administrative	30,398	(6,788	) (2)	23,610	24,938	(3,409	) (3)	21,529
Impairment of long-lived assets	39,495	(39,495	) (7)	—	—	—		—

Total operating expenses	90,793	(46,444)		44,349	42,365	(3,535)		38,830

Income/(loss) from operations	(30,173)	51,266		21,093	29,215	7,569		36,784

Other income/(expense):
Other income/(expense), net	4,246	(4,177	) (4)	69	10,487	(10,405	) (4)	82
Interest income	146	—		146	241	—		241
Interest expense	(2,206)	2,206	(5)	—	(2,522)	2,522	(5)	—

Total other expense, net	2,186	(1,971)		215	8,206	(7,883)		323

Income/(loss) before income taxes	(27,987)	49,295		21,308	37,421	(314)		37,107
Income tax expense/(benefit)	3,086	(3,086	) (6)	—	10,692	(10,692	) (6)	—

Net income/(loss)/comprehensive income/(loss)	$(31,073)	$52,381		$21,308	$26,729	$10,378		$37,107

(1)	To eliminate depreciation and amortization expense.

(2)	To eliminate depreciation, amortization, stock-based compensation expense, DOJ/SEC costs, and related profit sharing impacts of DOJ/SEC.

(3)	To eliminate depreciation, amortization, and stock-based compensation expense.

(4)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts and fair value of contingent consideration liability.

(5)	To eliminate interest expense.

(6)	To eliminate income tax expense.

(7)	To elminate impairment of long-lived assets.